Exhibit 10.17

THE TECHNICAL LICENSE AND ASSISTANCE AGREEMENT

This Agreement Amendment to the Technical License and Assistance Agreement (the “Agreement”) is entered into as of [January 1, 2021], by and between the following parties:

(I) SIMWON TECH INC. a company organized and validly existing under the laws of Republic of Korea, having its registered office at 282, Hagui-ro, Dongan-gu, Anyang-si, Gyeonggi-do, Korea, 14056 (the “Licensor”); and (2) SIMWON AMERICA CORP. a corporation duly incorporated and existing under the laws of USA with its registered office at 400 D’Arcy Parkway, Lathrop, CA, 95330 (the “Licensee”). The Licensor and the Licensee may also be collectively referred to as the “Parties” or individually as the “Party.”

RECITALS

WHEREAS, the Licensor is engaged in the business of developing, designing, engineering, manufacturing as well as marketing automobile parts in Korea;

WHEREAS, the Licensee is engaged in the same field of business as the Licensor in designing, engineering, manufacturing as well as marketing of automobile body structures and parts in USA;

WHEREAS, the Licensor has acquired intellectual property rights including, but not limited to, trademarks, patents, technologies and know-how, in designing, engineering, manufacturing as well as marketing car body structures and parts (collectively, the “Know- How”);

WHEREAS, the Licensor and the Licensee have entered into a Technical License and Assistance under which the Licensor has granted the right to use the Know-How to the Licensee (the “Technical License Agreement”);

WHEREAS, the Licensor and the Licensee in accordance with the terms and conditions as set out in this Agreement NOW, THEREFORE, each Party hereby agrees as follows:

SECTION 1. DEFINITIONS

For all purposes of this Agreement, capitalized terms used in this Agreement shall have the following meanings, unless otherwise expressly provided herein or the context otherwise requires:

“Licensed Products” or “Licensed Product” means any and all car body structures and parts developed, manufactured and marketed by the Licensee, implementing, applying or using, whether directly or indirectly, the Know-How licensed by the Licensor.

“Territory” means USA.

“Customer” means any corporation residing or operating in the Territory which manufactures and markets automobiles that contain the Licensed Products provided by the

“Technical Information” means any technical and systematic information provided by the Licensor under this Agreement, which may include engineering, manufacturing, process management, manufacturing plan, procurement, financial management, quality control, all technologies related to computer network or any matter subject to audit, software, data, know-how, and particularly includes the following:

(i)	Product engineering and testing

(ii)	Planning and testing of manufacturing methods including tooling (e.g., molds, jigs, and specialized machinery)

(iii)	Capability analysis and planning know-how of manufacturing facilities and automated equipments.

“Technical Data” means any and all documents, programs, diskettes, samples, drawings, files and other data that are related to the Technical Information.

SECTION 2. LICENSE

1.	Scope.

Subject to the terms and conditions hereof, the Licensor hereby grants to the Licensee, the exclusive and non-transferable license to use the Know-How contained in the Technical Information and Technical Data in designing, developing, engineering, manufacturing and marketing of the Licensed Products to its Customers during the term of this Agreement.

2.	Restriction.

(a) The exclusive license granted to the Licensee under this Section shall solely be effective in the Territory. The Licensee shall not directly or indirectly through any third party other than the Customers sell, export or otherwise provide the Licensed Products outside the Territory without the prior written approval of the Licensor.

(b) The Licensee may not sub-license, assign, or transfer the rights granted hereunder to any third party including any of its affiliates without the prior written consent of the Licensor.

(c) No license or right is granted by implication or otherwise with respect to (i) the Licensed Products or the Know-How except as expressly granted herein, or (ii) any products other than the Licensed Products.

(d) Notwithstanding the exclusive license granted to the Licensee hereunder, the Licensor shall have the full ownership rights to the Know-How, and shall be entitled to grant, at its sole discretion, to any third party the right to use the Know-How for any product other than the Licensed Products in the Territory, or any product outside the Territory.

(e) Non-Competition. In consideration of the license granted to the Licensee hereunder, the Licensee hereby agrees and covenants that during the term of this Agreement and [10] years after any termination of this Agreement, it shall not directly or indirectly through any of its affiliates, shareholders, directors, officers or employees, engage in any of the following activities without the prior written consent of the Licensor:

(i)	Manufacture, sell, promote or exhibit for sale, any product that is in competition with the Licensed Products;

(ii)	Act as distributor, representative or in any other capacity for the manufacturer or distributor of any product that is in competition with the Licensed Products; or

(iii)	Own any shares in, or participate through ownership or directorship, by contract or otherwise, in the management of, a company manufacturing or selling any product that is in competition with the Licensed Products.

3.	Exceptions.

Any Licensed Product contained in the completely built or assembled automobiles which have been imported into the Territory by the Licensor, the Licensee or any third party, or provided to the Customer by the Licensor, the Licensee or any third party in connection with any obligation of maintenance, repair or warranty shall not be subjected to the terms and conditions of this Agreement.

SECTION 3. TECHNICAL INFORMATION & TECHNICAL DATA

1.	Technical Information & Technical Data.

(a) The Licensor shall provide the Licensee with the Technical Information and the Technical Data necessary for or directly related to the design, development, manufacture and marketing of the Licensed Products to the extent agreed between the Licensor and the Licensee.

(b) Notwithstanding anything to the cont~ary herein, the Licensor shall have the full power and authority to determine the scope of the Know-How in the Technical Information and the Technical Data as well as the method or mechanism to deliver such Know-How to the Licensee under the license granted pursuant to this Agreement in consultation with the Licensee. For the purpose of clarification, this Agreement shall not in any way obligate or otherwise bind the Licensor to disclose or provide any specific Know-How contained in the Technical Information and/or Technical Data with respect to the Licensed Products.

2.	Technical Improvement.

(a) During the term of this Agreement, if the Licensor acquires any improvement in the Know-How contained in the Technical Information and the Technical Data for the Licensed Products, the Licensor may, at its reasonable discretion, grant to the Licensee a non- transferable, royalty-free license to use such improvement and provide the Technical Information and the Technical Data related to the said improvement subject to the terms and conditions of this Agreement

(b) The Licensee shall promptly notify the Licensor in writing of any technical improvement to the Know-How contained in the Technical Information and the Technical Data of the Licensed Products that it has developed or otherwise acquired. Upon request by the Licensor, the Licensee shall fully and complete disclose such technical improvement, and transfer and assign any and all rights and powers concerning the said improvement to the Licensor for its exclusive ownership at free of charge. Immediately thereupon, the Licensor shall grant the Licensee an exclusive and non-transferable license to use the said improvement in the Territory at free of charge during the term of this Agreement.

SECTION 4. ROYALTY

1.	Payment.

(a) In full consideration for the exclusive license granted hereunder, the Licensee shall the Licensor [2.0%] of the Sales as royalty to be calculated based on the total amount invoiced by or for the Licensee to its Customers for the Licensed Products as reduced by (i) the cost of packing, labeling, freight, delivery and insurance incurred by the Licensee and (ii) the actual cost of the standard bought-out components and the landed cost of imported components.

(b) The royalty payable shall be ex factory sales minus excise duty and taxes .. and this Agreement shall be paid within [60] days from the date of relevant invoice prepared and provided by the Licensor.

(c) The royalty payable under this Agreement shall be paid in a currency of [US$] in immediately available funds to the bank account designated by the Licensor by telegraphic money transfer. The exchange rate to be used in such money transfer shall be the basic rate of exchange announced by the Bank of Korea on the day that the remittance is actually made.

2.	Procedure.

(a) The Licensor shall issue an invoice every month and the invoice shall clearly state the breakdown of royalty payable to the Licensor as well as the date such payment is due.

(b) The Licensee shall prepare true and accurate accounting records and books on sales of the Licensed Products with sufficient detail and maintain such records and books for [three (3) years] from any expiration or termination of this Agreement.

3.	Taxes.

The royalty to be paid under this Agreement shall be paid free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings. The Licensee shall provide to the Licensor any and all tax receipts and other supporting documents that clearly demonstrate payment of any and all taxes and charges levied on the royalty in the Territory in a timely manner, but not later than [fifteen (15) days] from the receipt of such tax payment.

4.	Audit & Accounting.

(a) The Licensor may, by itself or through any third party, review, inspect or audit all books, records and other data of the Licensee related to engineering, manufacturing and marketing of the Licensed Products during the term of this Agreement with prior written notice to the Licensee.

(b) If the audit under Section 4.5(a) indicates that the actual royalty received by the Licensor is more than [2.0%] less than the royalty that the Licensor should have received, the Licensee shall immediately pay the Licensor the amount of difference as well as the cost of the audit incurred by the Licensor.

SECTION 5. QUALITY ASSURANCE

1.	General.

It is the sale responsibility of the Licensee to maintain the quality of the Licensed Products including, but not limited to, compliance with all applicable laws, regulations or industry standards.

The Licensor shall not be held liable in any manner to the Licensee for any defect or malfunction found in any Licensed Product, and the Licensee shall indemnify the Licensor for any costs, losses or expenses incurred by the Licensor as a result of any demands or claims made by any third party in connection with the Licensed Products designed, developed, manufactured, sold or marketed by the Licensee in the Territory.

2.	No Modification by Licensee.

The Licensee shall not make or allow any alteration or modification to the any of the Know-How including, but not limited to, the manufacturing process of any Licensed Product, without the prior written approval of the Licensor. The Licensee shall be solely liable any unauthorized alteration or modification to the Know-How, and shall fully indemnify the Licensor for any costs, losses or damages incurred by the Licensor as a result of or in connection with such unauthorized alteration or modification of the KnowHow.

3.	Customer Warranty by Licensee.

During the term of this Agreement and for a reasonable period thereafter, the Licensee shall provide at its own cost a customer warranty policy on all Licensed Products the Licensee has sold, providing at least the same coverage as the warranty policy customarily offered within the same industry in the Territory. Unless otherwise agreed, the Licensee shall own sufficient stock of and supply spare parts for repair and replacement required by its customers under its warranty obligations and shall provide prompt and effective repair and replacement services pursuant to its customer warranty policy.

4.	Product Liability Insurance by Licensee.

The Licensee agrees that it will purchase and maintain insurance policies adequate to protect against any product liability claims that may arise with respect to any Licensed Product that has been sold by the Licensee with the Licensor named as an additional insured party.

5.	Indemnity by Licensee.

The Licensee shall protect, defend and hold harmless the Licensor and any of its shareholders, directors, officers, employees, affiliates and agents from and against any liabilities, damages, losses and costs and expenses (including court costs and reasonably attorney’s fees) suffered or incurred by the Licensor or any of its shareholders, directors, officers, employees, affiliates and agents arising out of any claim made by any third party with respect to the development, manufacture, marketing and sale of any Licensed Product by the Licensee.

6.	Inspection by Licensor.

In order to ensure quality is maintained, the Licensor, as its right but not obligation, may inspect and assess developing process, products, manufacturing facilities and technical data related to the quality of the Licensed Products at its discretion, and upon receiving a written notice by the Licensor, the Licensee shall fully cooperate and timely comply with the request by the Licensor.

7.	Warranty by Licensor.

Notwithstanding anything to the contrary herein, the Parties hereto agree that any Know- How disclosed by the Licensor pursuant to this Agreement is “as-is” basis, and the Licensor shall not be held liable to warrant or guarantee any specific performance or use of the Know-How except that (i) the Licensor owns or otherwise has the right to grant the right to use the Know-How in accordance ‘With the terms and conditions of this Agreement and that (ii) the Know-How is capable of achieving its purposes substantially in the manner same as set forth III any Technical Information or Technical Data provided by the Licensor.

SECTION 6. INTELLECTUAL PROPERTY RIGHT

1. The Licensor shall have the exclusive right to file any applications for patents or other forms of intellectual property protection in respect of the Know-How and the Licensed Products and any intellectual property protection in respect of the Know-How and the Licensed Products and any intellectual property obtained pursuant to any such application shall be or remain the property of the Licensor. The Licensee agrees to take all such actions the Licensor may require to maintain the validity of any patent or any other intellectual property in respect of the Know-How or the Licensed Products.

2. If any claim is made or threatened against the Licensee by any third party that the exercise by the Licensee of the rights granted hereunder infringes any intellectual property rights of such third party or if the Licensee becomes aware of any actual or potential infringement by any third party of any patent owned by the Licensor relating to the Licensed Products or the Know-How, the Licensee shall promptly and fully notify the Licensor as soon as practicable after it becomes aware of any actual or potential infringement by any third party of any patent owned by the Licensor relating to the Licensed Products or the Know- How, the Licensee shall promptly and fully notify the Licensor as soon as practicable after it becomes aware of the claim, threatened claim or the actual or potential infringement, whereupon the Licensor shall have the exclusive right to take any action to defend or prosecute such claim or infringement, in connection with which the Licensee shall at its own cost provide the Licensor with all assistance and cooperation as reasonably requested by the Licensor. In addition, the Licensor shall be entitled to require the Licensee to take any such steps as the Licensor may reasonably require mitigating or reducing any loss of the Licensee or the Licensor. For the avoidance of doubt, the Licensee shall not pay, accept or compromise on such claim or infringement without the prior written consent of the Licensor.

SECTION 7. CONFIDENTIALITY

1. Either Party shall not use any and all proprietary information disclosed (whether oral or written) by the other Party under this Agreement including, but not limited to, any Know-How, Technical Information and Technical Drawings, as well as any trade secrets such as price lists, prototypes, samples, catalogues, drawings, specifications, customer lists and any other similar information (collectively, the “Confidential Information”) for any purpose other than those set forth herein, and shall take all steps necessary to prevent and protect the Confidential Information, or any part thereof, from disclosure to any third party other than the receiving Party’s officers and employees having a need for disclosure in connection with the receiving Party’s authorized use of the Confidential Information.

2. Both Parties agree that all Confidential Information shall remain the property of the disclosing Party and that the disclosing Party may use such Confidential Information for any purpose without obligation to the receiving Party. Nothing contained herein shall be construed as granting or implying any transfer of rights to the receiving Party in the Confidential Information, or any patents or other intellectual property protecting or relating to the Confidential Information.

3. The Licensee shall require all of its directors, officers, employees, affiliates, agents and any other persons, to whom the Confidential Information of the Licensor is disclosed, to observe the highest care to protect the confidentiality in handling and using the Confidential Information, and shall provide a written agreement of confidentiality from such officers, employees and persons when requested by Licensor. The Licensee shall be fully liable to indemnify the Licensor for any violation of the duty of confidentiality by its directors, officers, employees and any other persons to whom the Confidential Information is disclosed.

4. The obligations under this Section 8 shall survive any expiration or termination of this Agreement and continue until the Confidential Information disclosed under this Agreement becomes no longer private, proprietary or confidential due to a cause not attributable to the receiving Party.

SECTION 8. TERM

This Agreement shall become effective on the date first written above, and unless terminated earlier, remain in full force and effect for an initial term of this agreement shall be [5] years from such date of this Agreement. And may be extended automatically for additional [1] year periods unless either Party notifies in writing to the other Party of its intention not to further extend not later than [6] months prior to the initial or any extended term.

SECTION 9. TERMINATION

1.	By Licensor.

The Licensor may forthwith terminate this Agreement by a written notice to the Licensee if the Licensee violates any of Sections 4 through 8.

2.	By either Party.

Either Party may immediately terminate this Agreement by a written notice to the other Party if any of the following occurs:

(i)	The Licensee fails to make any payment under this Agreement by the respective due date and such failure is not cured within [30] days after the date of written notice of violation by the Licensor;

(ii)	The other Party violates any material provision of this Agreement and such violation is not cured within [30] days after the date of written notice of violation;

(iii)	The other Party becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, admits in writing the inability to pay its debts as they become due or is dissolved or liquidated; if a receiver or an administrator is appointed for all or substantial part of the assets or business of the other Party or if the other Party ceases or threatens to ceases to carry on its business; or (iv) An event of Force Majeure as set forth in Section 11.3 shall continue for more than [90] days.

3.	Effects of Expiration or Termination.

(a) Termination of this Agreement by any Party pursuant to Sections 10.1 and 10.2 shall be without prejudice to any other right or remedy available to the terminating Party in respect of the breach concerned or any other breach.

(b) Upon expiration or termination of this Agreement for any reason, and without further notice, the Licensee shall immediately:

(i)	cease to use any Know-How;

(ii)	pay all amounts owing to the Licensor as at the date of expiration or termination;

(iii)	return to the Licensor all Technical Information and Technical Drawings and other proprietary information of the Licensor received, reproduced or otherwise provided in any format; and

(iv)	take all steps necessary to cancel any governmental registration, license or recordation in the name of Licensee with respect to this Agreement, any patents and any other intellectual property with respect to the Know-How or the Licensed Product, and the Licensee shall cooperate with the Licensor, upon request by the Licensor, should the Licensor undertake to effect such cancellation.

(c) Waiver by the Licensee. Notwithstanding any provisions to the contrary in this Agreement, upon expiration, cancellation or termination of this Agreement, the Licensee shall not be entitled to claim any indemnity, reimbursement or compensation of any kind arising out of or in connection with such expiration, cancellation or termination. The foregoing waiver shall include, without limitation, claims for alleged losses of clientele, goodwill, loss of profits on anticipated sales or the like, and the Licensor shall have no liability to the Licensee for losses or damages incurred by the Licensee which may result from such expiration, cancellation or termination of this Agreement. The Licensee agrees to irrevocably waive any statutory compensation which may be allowed to the Licensee or imposed upon the Licensor in connection with such expiration, cancellation or termination, whether as liquidated damages or under any other statutory or regulatory authority. The Licensee acknowledges that it has decided and shall continue to decide, on all investments, expenditures and commitments in full awareness of the possibility of losses or damages resulting from expiration, cancellation or termination of this Agreement, and that it is willing to bear the risk thereof.

SECTION 10. MISCELLANEOUS

1.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with the laws of USA without regard to the conflict of law principles thereof.

2.	Jurisdiction.

The Licensor and the Licensee irrevocably and unconditionally agree to submit any dispute, claim or controversy arising out of or relating to or in connection with this Agreement, including, without limitation, a dispute regarding the breach, termination, enforceability or validity hereof, to the exclusive jurisdiction and venue of the competent court of USA, if such dispute, claim or controversy is raised or initiated by the Licensor against the Licensee, and to the exclusive jurisdiction of the competent court of Korea, if such dispute, claim or controversy is raised or initiated by the Licensee against the Licensor, and to the exclusive jurisdiction of the competent court of USA. The Licensor and the Licensee irrevocably waive any object that further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Licensor or the Licensee in any such suit shall be conclusive and may be enforced in any other jurisdiction.

3.	Force Majeure.

No Party shall be liable for any default, failure or delay in the performance of its obligations hereunder resulting from the occurrence of any event or cause beyond its reasonable control including acts of God, acts of local, state or national governments or public agencies, acts of civil or military authority, industry-wide material or component shortages, embargoes, rationing, blockades, sabotage, utility, communication failures or delays, earthquakes, fire, flood, epidemics, riots or strikes (the “Force Majeure”); provided that each Party affected by an event of Force Majeure shall have given notice hereunder of any such anticipated default, failure or delay as soon as reasonably possible after it obtains, or reasonably should have obtained, as the case may be, knowledge of the conditions or circumstances constituting an event of Force Majeure.

4.	Amendment; Waiver, etc.

This Agreement may not be amended, supplemented or modified, and no provision hereof may be waived except in a writing signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought to be enforced. The failure of any Party to require the performance by the other Party of any provision of this Agreement shall not constitute a waiver of such provision or of the former Party’s right thereafter to enforce such provision, nor shall any waiver by one party of another’s obligation to perform or its default in performance in any particular instance constitute a continuing waiver of such other party’s obligation or default in that or any other instance or a waiver of any other provision hereof or of this Agreement as a whole.

5.	Assignment; Successors and Assigns.

The Licensee shall not assign or transfer this Agreement, or any of its rights or obligations hereunder without the prior consent of the Licensor. Any attempted assignment in violation of the foregoing shall be null and void and of no force or effect whatsoever. The Licensor may assign its rights and obligations under this Agreement and may engage subcontractors or agents in performing its duties and exercising its rights hereunder, without the consent of the Licensee. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any attempted assignment or delegation in violation of this Section 11.5 shall be null and void.

6.	Announcements.

All Parties shall consult each other in respect of any announcement to be made by them, their agents, consultants or their parent company/affiliates concerning the transaction referred to in this Agreement, and no such announcement shall be made without the prior written consent of the other which consent shall not be unreasonably withheld.

7.	Severability.

If anyone or more of the provisions of this Agreement or of any of the instruments executed and/or delivered in connection herewith shall be invalid, illegal or otherwise unenforceable in any respect under the applicable law of any relevant jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any manner.

8.	Specific Performance.

The Parties acknowledges that monetary damages may not be a sufficient remedy for any breach by the other Party and the Parties agree that each Party shall be entitled to seek specific performance and injunctive relief as remedies for such breach.

9.	Remedies Cumulative.

Notwithstanding Subsection 11.9 above, the rights and remedies provided for herein are cumulative and not exclusive of any other right or remedy available to the Parties at law or in equity, and the exercise of any particular or remedy herein provided shall not preclude the assertion or exercise of any other so provided or otherwise available at law or in equity.

10.	Entire Agreement.

This Agreement contains the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, oral and written agreements and/or drafts thereof.

Each Party hereby acknowledges that no representations, warranties or other inducements or agreements of any kind with respect to the subject matter hereof have been made as of the date hereof except as expressly set forth herein.

11.	No Relationship.

The Licensor and the Licensee are independent contractors, and no agency, partnership, joint venture, employee-employer or similar relationship is intended or created by this Agreement. This Agreement does not create any agency, employment, partnership, joint venture, franchise or other similar or special relationship between the Licensor and the Licensee.

Neither Party will have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other Party or its affiliates, whether express or implied, or to bin the other Party or its affiliates in any respect whatsoever.

12.	Counterparts

This Agreement shall be executed in two (2) counterparts, each of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Licensor and the Licensee hereto have executed this agreement as of the day and year first above written.

For and on behalf of the Licensor

SIMWON TECH INC.

BY:	/s/ KANGSUP LEE
Name:	KANGSUP LEE
Title:	President

For and on behalf of the Licensee

SIMWON AMERICA CORP.

BY:	/s/ UNRAK SON
Name:	UNRAK SON
Title:	President